The Sprint QUARTERLY INVESTOR UPDATE

4Q12 - Feb. 7, 2013

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•
Full year 2012 consolidated net operating revenue of $35.3 billion rose 5 percent year-over-year; annual Sprint platform wireless service revenue of $27.1 billion is the highest ever and increased nearly 15 percent year-over-year; record 2012 Sprint platform postpaid ARPU of $63.05 grew more than 5 percent over 2011

•
Annual Operating Loss of $1.8 billion, includes accelerated depreciation of $2.1 billion; annual Adjusted OIBDA* of $4.8 billion; fourth quarter Adjusted OIBDA* of $860 million up 2 percent year-over-year

•	2012 Sprint platform postpaid net additions up 18 percent year-over-year and highest since 2007

•	Strong postpaid and prepaid Nextel recapture rates

– 2012 postpaid recapture rate of 55 percent – Fourth quarter postpaid recapture rate of 51 percent – Best ever quarterly prepaid recapture rate of 50 percent

•	Annual smartphone sales of nearly 20 million

– 2012 iPhone® sales of more than 6.6 million - 40 percent to new customers
– Best ever quarterly iPhone sales of approximately 2.2 million - 38 percent to new customers
– 89 percent of quarterly Sprint platform postpaid handset sales were smartphones

•	Network Vision sites on air nearly doubled in last 90 days

– 4G LTE now launched in 58 cities with nearly 170 more expected in coming months
– Construction started in nearly 450 cities
– More than 19,500 sites now ready for construction
– Average current new sites on air per week have grown 83 percent from third quarter
– More than 8,000 sites on air

SPRINT NEXTEL REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Sprint Nextel Corp. (NYSE: S) today reported fourth quarter consolidated net operating revenue of $9 billion and full year 2012 consolidated net operating revenue of $35.3 billion. Sprint reported record quarterly and annual Sprint platform wireless service revenues of nearly $7 billion and $27.1 billion, respectively. Driven by increasing postpaid ARPU and continued Sprint platform subscriber growth, wireless service revenues for the Sprint platform grew 12 percent year-over-year for the quarter and nearly 15 percent for the full year.
The company reported a net loss of $1.3 billion and a diluted net loss of $.44 per share for the fourth quarter of 2012 as compared to a net loss of $1.3 billion and a diluted net loss of $.43 per share in the fourth quarter of 2011. Sprint's fourth quarter 2012 results include accelerated depreciation of approximately $400 million, or negative $.13 per share (pre-tax), primarily related to Network Vision, including the expected shutdown of the Nextel platform, and $45 million or negative $.01 per share (pre-tax) related to impacts from Hurricane Sandy.
The Sprint platform postpaid subscriber base grew for the eleventh consecutive quarter, with net additions of 401,000 driven by a postpaid Nextel recapture rate of 51 percent, or 333,000 subscribers, and strong 4G LTE smartphone sales. Sprint platform prepaid net additions equaled 525,000 due in part to the best ever quarterly prepaid Nextel recapture rate of 50 percent, or 188,000 subscribers. Sprint sold approximately 2.2 million iPhones in the fourth quarter with 38 percent purchased by new customers. As of the end of the fourth quarter, Sprint had sold more than 4 million 4G LTE smartphones.
“Sprint's strong performance was fueled by record wireless service revenue on the Sprint platform due to year-over-year postpaid ARPU growth and Sprint platform net additions,” said Dan Hesse, Sprint CEO. “As a result, quarterly Adjusted OIBDA* performance improved year-over-year in spite of significant cost increases related to Network Vision and the iPhone, both of which are key investments for our business that we expect will improve the customer experience and lead to growth in the years ahead.”

TABLE OF CONTENTS
Network Vision Highlights	3
Customer Experience and Brand Highlights	3
Capital Structure	3
Consolidated Results	4
Wireless Results	5
Wireline Results	8
Forecast	8
Financial and Operational Results	9
Notes to Financial Information	16
Financial Measures	17
Safe Harbor	17

SPRINT'S 4Q12 EARNINGS CONFERENCE CALL-8 A.M. TODAY
U.S. or Canada: 800-938-1120
Internationally: 706-634-7849
Conference ID: 87240993
To listen via the Internet: sprint.com/investors

NETWORK VISION HIGHLIGHTS

Sprint continues to make significant progress on Network Vision deployment. The number of sites that are either ready for construction or already underway has grown to more than 19,500 - approximately half the total number of sites to be upgraded. To date more than 8,000 sites are on air and meeting speed and coverage enhancement targets. Recent weekly construction starts are up 56 percent from the third quarter. Sprint continues to expect to have 12,000 sites on air by the end of the first quarter of 2013.

As part of Network Vision, Sprint has launched 4G LTE in 58 cities and expects that 4G LTE will be available in nearly 170 additional cities in the coming months. During 2012 Sprint launched 15 4G LTE devices including Apple iPad mini and iPad with Retina Display, LG Optimus G™ and Samsung Galaxy Note® II in the fourth quarter.

CUSTOMER EXPERIENCE AND BRAND HIGHLIGHTS

During the fourth quarter, Sprint received the Frost & Sullivan North American Customer Value Enhancement Award in Mobile Communications and Collaboration. Sprint was also named to Connected World magazine's annual list of the 100 most important and influential providers of machine-to-machine services and is number 16 on Chief Executive magazine's 2013 Best Companies for Leaders list. For the fourth straight year, Newsweek's annual Green Rankings recognized Sprint as one of the greenest companies in the U.S., ranking the company third among the greenest companies in America in its 2012 report. Finally, the Global Reporting Initiative verified Sprint is the first U.S. telecom company to deliver an “A+” Corporate Responsibility Performance Report.

During the fourth quarter, Sprint introduced a variety of products and services that benefit customers across its brands. Sprint launched Pinsight Media+™, a new advertising service that gives advertisers the power to reach consumers on their mobile device in a more personalized way. Sprint unveiled Sprint VelocitySM, a pioneering capability that encompasses the development, integration and marketing of in-vehicle communications systems. Automakers can use Sprint Velocity as a complete turnkey solution or on a modular basis to suit their customized needs. Sprint's Global Wholesale & Emerging Solutions group introduced two new products: Sprint Phone Connect for Wholesale, a plug-and-play device product that allows mobile virtual network operators to provide their customers with a low-cost, high-quality home phone service without the need for a landline or broadband service, and Mobile Broadband on Demand, which allows international, retail, travel and hospitality companies to generate new revenue streams through the sale or rental of mobile broadband devices on Sprint's trusted networks. Sprint's Assurance Wireless® brand for eligible low-income consumers, launched service in Idaho and New Mexico in the fourth quarter and its Virgin Mobile USA prepaid brand began offering the award-winning Samsung Galaxy S® II 4G.

“Sprint's strong performance was fueled by record wireless service revenue on the Sprint platform due to year-over-year postpaid ARPU growth and Sprint platform net additions,” said Dan Hesse, Sprint CEO. “As a result, quarterly Adjusted OIBDA* performance improved year-over-year in spite of significant cost increases related to Network Vision and the iPhone, both of which are key investments for our business that we expect will improve the customer experience and lead to growth in the years ahead.”
CAPITAL STRUCTURE
During the fourth quarter, Sprint raised additional debt financing of nearly $2.3 billion and used the proceeds to retire nearly $1.2 billion of 2014 debt maturities and more than $1.1 billion of 2015 maturities. The remaining outstanding principal balances of Sprint's 2013, 2014 and 2015 maturities are $366 million, $247 million and $566 million, respectively. Sprint also received $3.1 billion from SoftBank in exchange for a newly issued 1 percent, seven-year convertible bond related to the companies' pending merger.

As of December 31, 2012, the company's liquidity was approximately $9.5 billion consisting of $8.2 billion in cash, cash equivalents and short-term investments and $1.3 billion of undrawn borrowing capacity available under its revolving bank credit facility. Additionally, the company has borrowed $296 million to-date of available funding under the secured equipment credit facility, reducing the remaining undrawn availability to $704 million. Sprint generated $216 million of cash flow from operating activities and negative Free Cash Flow* of $1.3 billion in the quarter.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q12	3

Consolidated Net Operating Revenues

Dollars In Millions

$8,722
$8,734
$8,843
$8,763
$9,005
4Q11
1Q12
2Q12
3Q12
4Q12

Consolidated Adjusted OIBDA*

Dollars In Millions

$842
$1,213
$1,451
$1,279
$860
4Q11
1Q12
2Q12
3Q12
4Q12

Consolidated Capital Expenditures
Dollars In Millions

$900
$800
$1,158
$1,489
$1,923
4Q11
1Q12
2Q12
3Q12
4Q12

CONSOLIDATED RESULTS
Consolidated net operating revenues of $9.0 billion for the quarter were approximately 3 percent higher than in the fourth quarter of 2011 and third quarter of 2012. The quarterly year-over-year improvement was primarily due to higher wireless service and equipment revenues, partially offset by a reduction in wireline revenues. Revenue for the quarter grew sequentially, primarily due to higher equipment revenues.
Operating loss was $705 million (including $45 million of estimated costs related to Hurricane Sandy) compared to an operating loss of $438 million for the fourth quarter of 2011 and $231 million for the third quarter of 2012. The quarterly year-over-year change was primarily driven by items identified below in Adjusted OIBDA* and by accelerated depreciation of approximately $400 million associated with the expected mid-2013 shutdown of the Nextel platform. The sequential change was primarily driven by items identified below in Adjusted OIBDA*.
Adjusted OIBDA* was $860 million for the quarter, compared to $842 million for the fourth quarter of 2011 and $1.28 billion in the third quarter of 2012. The quarterly year-over-year increase in Adjusted OIBDA* was primarily due to higher postpaid and prepaid wireless service revenues and lower total cost of service expense, partially offset by an increase in equipment net subsidy, selling expenses and lower Wireline revenue. Sequentially, Adjusted OIBDA* decreased primarily as a result of an increase in equipment net subsidy and selling expenses.
Capital expenditures(1), excluding capitalized interest of $9 million, were $1.9 billion in the quarter, compared to $900 million in the fourth quarter of 2011 and $1.5 billion in the third quarter of 2012. Wireless capital expenditures were $1.8 billion in the fourth quarter of 2012, compared to $774 million in the fourth quarter of 2011 and $1.4 billion in the third quarter of 2012. During the quarter, the company invested $1.3 billion for Network Vision and approximately $280 million in capacity related to both legacy network and Network Vision equipment. Wireline capital expenditures were $58 million in the fourth quarter of 2012, compared to $34 million in the fourth quarter of 2011 and $60 million in the third quarter of 2012. Corporate capital expenditures were $79 million in the fourth quarter of 2012, compared to $92 million in the fourth quarter of 2011 and $53 million in the third quarter of 2012, primarily related to IT infrastructure to support our Wireless and Wireline businesses.
Net cash provided by operating activities was $216 million for the quarter, compared to $1.1 billion for the fourth quarter of 2011 and $628 million for the third quarter of 2012.
Free Cash Flow* was negative $1.3 billion for the quarter, compared to positive $257 million for the fourth quarter of 2011 and negative $487 million for the third quarter of 2012.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q12	4

Total Wireless Subscribers

In Millions

55.0
56.1
56.4
56.0
55.6
4Q11
1Q12
2Q12
3Q12
4Q12

Sprint Platform Postpaid Net Adds
In Thousands

539
263
442
410
401
4Q11
1Q12
2Q12
3Q12
4Q12

Nextel Platform Postpaid Recapture Rate

39%
46%
60%
59%
51%
4Q11
1Q12
2Q12
3Q12
4Q12

WIRELESS RESULTS

•
The company served more than 55.6 million customers at the end of the fourth quarter of 2012. This includes nearly 31.9 million postpaid subscribers (30.2 million on the Sprint platform and 1.6 million on the Nextel platform), 15.6 million prepaid subscribers (15.1 million on the Sprint platform and 500,000 on the Nextel platform) and approximately 8.2 million wholesale and affiliate subscribers, all of whom utilize the Sprint platform.

•	The Sprint platform added 401,000 net postpaid customers during the quarter, which include 333,000 net subscribers recaptured from the postpaid Nextel platform.

•
The Nextel platform postpaid recapture rate was 51 percent of total subscribers who left the postpaid Nextel platform during the period and were recaptured on the postpaid Sprint platform as compared to 39 percent in the fourth quarter of 2011 and 59 percent in the third quarter of 2012. The Nextel platform lost 644,000 net postpaid customers in the quarter, which include 333,000 net subscribers recaptured on the postpaid Sprint platform.

•
The Sprint platform added 525,000 net prepaid customers during the quarter, which include 188,000 net subscribers recaptured from the prepaid Nextel platform. The Nextel platform lost 376,000 net prepaid customers in the quarter, which include 188,000 net subscribers recaptured on the prepaid Sprint platform.

•	Wholesale and affiliate net subscriber losses for the quarter were 243,000 subscribers (all of whom are on the Sprint platform).

•	The credit quality of Sprint's end-of-period postpaid customers was 82 percent prime which is flat when compared to the year-ago period and the third quarter of 2012.

•
Sprint platform postpaid churn was 1.98 percent, compared to 1.99 percent for the year-ago period and 1.88 percent for the third quarter of 2012. Sprint platform quarterly postpaid churn was essentially flat year-over-year, primarily due to a reduction in involuntary churn, offset by an increase in voluntary churn. The sequential increase in Sprint platform postpaid churn was driven primarily by an increase in voluntary churn.

•
Approximately 10 percent of Sprint platform postpaid customers, excluding postpaid Nextel platform recaptures, upgraded their handsets during the fourth quarter of 2012. Including Nextel recaptures, approximately 11 percent of Sprint platform postpaid customers upgraded their handsets during the quarter compared to 9 percent for the year-ago period and 10 percent for the third quarter of 2012. The year-over-year period increase was driven by strong demand for smartphones and subscribers who left the Nextel platform and were

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q12	5

Sprint Platform Postpaid Churn

1.99%
2.00%
1.69%
1.88%
1.98%
4Q11
1Q12
2Q12
3Q12
4Q12

Sprint Platform Prepaid Churn

3.07%
2.92%
3.16%
2.93%
3.02%
4Q11
1Q12
2Q12
3Q12
4Q12

Postpaid ARPU

$58.59
$59.88
$60.88
$61.18
$61.47
4Q11
1Q12
2Q12
3Q12
4Q12

recaptured on the Sprint platform. The sequential increase was primarily driven by strong demand for smartphones.

•
Sprint platform prepaid churn for the fourth quarter was 3.02 percent, compared to 3.07 percent for the year-ago period and 2.93 percent for the third quarter of 2012. The quarterly year-over-year improvement in Sprint platform prepaid churn was primarily a result of lower churn for the Boost brand, partially offset by higher churn for Assurance Wireless®. The sequential increase in churn was primarily related to higher Assurance Wireless churn.

•
Wireless retail service revenues of $7.1 billion for the quarter represent an increase of nearly 3 percent compared to the fourth quarter of 2011 and a decrease of 1 percent compared to the third quarter of 2012. The quarterly year-over-year improvement was primarily due to higher postpaid ARPU as well as an increased number of Sprint platform subscribers, partially offset by lower Nextel subscribers. Sequentially, wireless retail service revenues decreased, primarily as a result of fewer Nextel subscribers.

•
Wireless postpaid ARPU of $61.47 for the quarter increased year-over-year by $2.88, while sequentially ARPU increased by $.29. Quarterly year-over-year and sequential ARPU benefited from higher monthly recurring revenues, primarily as a result of the premium data add-on charges for smartphones introduced since the first quarter of 2011, partially offset by $.19 per user of customer credits related to Hurricane Sandy (the impact of Hurricane Sandy to Sprint platform postpaid ARPU was $.18 per user).

•
Prepaid ARPU of $26.69 increased from $26.62 in the fourth quarter of 2011 as a result of improvements in Boost and Virgin Mobile ARPU. Prepaid ARPU was flat sequentially excluding $.08 per user of customer credits related to Hurricane Sandy.

•
Quarterly wholesale, affiliate and other revenues of $135 million increased by $61 million, compared to the year-ago period and increased by $14 million sequentially. The year-over-year increase is primarily from growth in MVNOs reselling prepaid services.

•	Total wireless net operating expenses were $9.0 billion in the fourth quarter, compared to $8.4 billion in the year-ago period and $8.3 billion in the third quarter of 2012.

•
Wireless equipment net subsidy in the fourth quarter was approximately $2.0 billion (equipment revenue of $1.0 billion, less cost of products of $3.0 billion), compared to approximately $1.7 billion in the year-ago period and approximately $1.6 billion in the third quarter of 2012. The quarterly year-over-year and sequential increase in net subsidy are primarily due to an increased upgrade rate and higher volume

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q12	6

Prepaid ARPU

$26.62
$26.82
$26.59
$26.77
$26.69
4Q11
1Q12
2Q12
3Q12
4Q12

Wireless Cost of Service

Dollars In Millions

$2,291
$2,289
$2,279
$2,256
$2,210
4Q11
1Q12
2Q12
3Q12
4Q12

Wireless SG&A

Dollars In Millions

$2,330
$2,311
$2,266
$2,277
$2,436
4Q11
1Q12
2Q12
3Q12
4Q12

of iPhone and 4G LTE devices, which on average carry a higher subsidy rate per handset as compared to other handsets.

•
Wireless cost of service decreased approximately 4 percent year-over-year primarily due to lower service and repair expense and savings related to Nextel platform sites taken off air as well as lower roaming and license and fee expenses, partially offset by higher estimated Network Vision related expenses. Wireless cost of service decreased 2 percent sequentially, primarily due to lower service and repair expenses and seasonally lower roaming expenses, partially offset by higher estimated Network Vision related expenses.

•
Wireless SG&A expenses increased 5 percent year-over-year and 7 percent sequentially. Quarterly year-over-year increases in sales and marketing expenses were partially offset by reductions in customer care and bad debt expenses. Sequentially, SG&A expenses increased primarily as a result of higher sales expenses.

•
Wireless depreciation and amortization expense increased $321 million year-over-year and $14 million sequentially. The year-over-year increase was primarily related to accelerated depreciation expense associated with the expected mid-2013 shutdown of the Nextel platform.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q12	7

Wireline Adjusted OIBDA*

Dollars In Millions

$178
$161
$149
$158
$181
4Q11
1Q12
2Q12
3Q12
4Q12

WIRELINE RESULTS

•
Wireline revenues of $949 million for the quarter declined 10 percent year-over-year, primarily as a result of an intercompany rate reduction based on current market prices for voice and IP services sold to the wireless segment as well as lower voice, data and IP volumes. Sequentially, fourth quarter wireline revenues increased 1 percent, primarily as a result of increased IP volumes.

•
Total wireline net operating expenses were $878 million in the fourth quarter of 2012. Net operating expenses declined approximately 12 percent year-over-year due to lower cost of service from continued declines in voice volumes and improvement in SG&A expenses. Sequentially, net operating expenses decreased 1 percent as a result of declines in SG&A.

FORECAST
The company expects 2013 Adjusted OIBDA* to be between $5.2 billion and $5.5 billion.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q12	8

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	12/31/12	9/30/12	12/31/11	12/31/12	12/31/11
Net Additions (Losses) (in thousands)
Sprint platform:
Postpaid (2)	401	410	539	1,516	1,283
Prepaid (3)	525	459	899	2,305	4,293
Wholesale and affiliate	(243)	14	954	944	2,697
Total Sprint platform	683	883	2,392	4,765	8,273
Nextel platform:
Postpaid (2)	(644)	(866)	(378)	(2,653)	(1,381)
Prepaid (3)	(376)	(440)	(392)	(1,507)	(1,781)
Total Nextel platform	(1,020)	(1,306)	(770)	(4,160)	(3,162)

Total retail postpaid net (losses) additions	(243)	(456)	161	(1,137)	(98)
Total retail prepaid net additions	149	19	507	798	2,512
Total wholesale and affiliate net (losses) additions	(243)	14	954	944	2,697
Total Wireless Net (Losses) Additions	(337)	(423)	1,622	605	5,111

End of Period Subscribers (in thousands)
Sprint platform:
Postpaid (2)	30,245	29,844	28,729	30,245	28,729
Prepaid (3)	15,133	14,608	12,828	15,133	12,828
Wholesale and affiliate	8,162	8,405	7,218	8,162	7,218
Total Sprint platform	53,540	52,857	48,775	53,540	48,775
Nextel platform:
Postpaid (2)	1,632	2,276	4,285	1,632	4,285
Prepaid (3)	454	830	1,961	454	1,961
Total Nextel platform	2,086	3,106	6,246	2,086	6,246

Total retail postpaid end of period subscribers	31,877	32,120	33,014	31,877	33,014
Total retail prepaid end of period subscribers	15,587	15,438	14,789	15,587	14,789
Total wholesale and affiliate end of period subscribers	8,162	8,405	7,218	8,162	7,218
Total End of Period Subscribers	55,626	55,963	55,021	55,626	55,021

Supplemental Data - Connected Devices
End of Period Subscribers (in thousands)
Retail postpaid	813	817	783	813	783
Wholesale and affiliate	2,670	2,542	2,077	2,670	2,077
Total	3,483	3,359	2,860	3,483	2,860

Churn
Sprint platform:
Postpaid	1.98%	1.88%	1.99%	1.89%	1.85%
Prepaid	3.02%	2.93%	3.07%	3.01%	3.28%
Nextel platform:
Postpaid	5.27%	4.38%	1.89%	3.24%	1.92%
Prepaid	9.79%	9.39%	7.18%	8.55%	7.10%

Total retail postpaid churn	2.18%	2.09%	1.98%	2.02%	1.86%
Total retail prepaid churn	3.30%	3.37%	3.68%	3.45%	4.05%

ARPU (a)
Sprint platform:
Postpaid	$63.04	$63.21	$61.22	$63.05	$59.76
Prepaid	$26.30	$26.19	$25.16	$25.92	$25.43
Nextel platform:
Postpaid	$37.27	$38.65	$41.91	$39.65	$43.25
Prepaid	$35.59	$34.73	$34.91	$35.91	$35.17

Total retail postpaid ARPU	$61.47	$61.18	$58.59	$60.84	$57.27
Total retail prepaid ARPU	$26.69	$26.77	$26.62	$26.72	$27.40

Nextel Platform Subscriber Recaptures
Subscribers (in thousands) (4):
Postpaid	333	516	168	1,508	508
Prepaid	188	152	152	620	724
Rate (5):
Postpaid	51%	59%	39%	55%	30%
Prepaid	50%	34%	25%	33%	24%
(a)ARPU is calculated by dividing service revenue by the sum of the average number of subscribers in the applicable service category. Changes in average monthly service revenue reflect subscribers for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to subscribers, plus the net effect of average monthly revenue generated by new subscribers and deactivating subscribers.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q12	9

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

	Quarter To Date			Year To Date
	12/31/12	9/30/12	12/31/11	12/31/12	12/31/11

Net Operating Revenues	$9,005	$8,763	$8,722	$35,345	$33,679
Net Operating Expenses
Cost of services	2,659	2,702	2,788	10,936	10,958
Cost of products	2,993	2,391	2,631	9,905	8,057
Selling, general and administrative	2,557	2,391	2,461	9,765	9,592
Depreciation and amortization	1,493	1,488	1,174	6,543	4,858
Other, net	8	22	106	16	106
Total net operating expenses	9,710	8,994	9,160	37,165	33,571
Operating (Loss) Income	(705)	(231)	(438)	(1,820)	108
Interest expense	(432)	(377)	(287)	(1,428)	(1,011)
Equity in losses of unconsolidated investments and other, net (6)	(140)	(112)	(472)	(923)	(1,733)
Loss before Income Taxes	(1,277)	(720)	(1,197)	(4,171)	(2,636)
Income tax expense	(44)	(47)	(106)	(154)	(254)
Net Loss (7)	$(1,321)	$(767)	$(1,303)	$(4,325)	$(2,890)
Basic and Diluted Net Loss Per Common Share (7)	$(0.44)	$(0.26)	$(0.43)	$(1.44)	$(0.96)
Weighted Average Common Shares outstanding	3,007	3,003	2,997	3,002	2,995
Effective Tax Rate	-3.4%	-6.5%	-8.9%	-3.7%	-9.6%

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED OIBDA* (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/12	9/30/12	12/31/11	12/31/12	12/31/11

Net Loss (7)	$(1,321)	$(767)	$(1,303)	$(4,325)	$(2,890)
Income tax expense	(44)	(47)	(106)	(154)	(254)
Loss before Income Taxes	(1,277)	(720)	(1,197)	(4,171)	(2,636)
Equity in losses of unconsolidated investments and other, net (6)	140	112	472	923	1,733
Interest expense	432	377	287	1,428	1,011
Operating (Loss) Income	(705)	(231)	(438)	(1,820)	108
Depreciation and amortization	1,493	1,488	1,174	6,543	4,858
OIBDA*	788	1,257	736	4,723	4,966
Severance and lease exit costs (8)	(10)	22	28	196	28
Gains from asset dispositions and exchanges (9)	—	—	—	(29)	—
Asset impairments and abandonments (10)	18	—	78	36	78
Spectrum hosting contract termination, net (11)	—	—	—	(170)	—
Access costs (12)	—	—	—	(17)	—
Business combinations (13)	19	—	—	19	—
Hurricane Sandy (14)	45	—	—	45	—
Adjusted OIBDA*	860	1,279	842	4,803	5,072
Capital expenditures (1)	1,923	1,489	900	5,370	2,855
Adjusted OIBDA* less Capex	$(1,063)	$(210)	$(58)	$(567)	$2,217
Adjusted OIBDA Margin*	10.7%	16.0%	10.8%	15.0%	16.5%
Selected item:
Deferred tax asset valuation allowance	$546	$308	$569	$1,756	$1,223

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q12	10

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/12	9/30/12	12/31/11	12/31/12	12/31/11

Net Operating Revenues
Service revenue
Sprint platform:
Postpaid (2)	$5,674	$5,625	$5,217	$22,247	$20,052
Prepaid (3)	1,170	1,127	929	4,377	3,325
Wholesale, affiliate and other	135	121	74	483	261
Total Sprint platform	6,979	6,873	6,220	27,107	23,638
Nextel platform:
Postpaid (2)	218	311	563	1,454	2,582
Prepaid (3)	68	108	227	525	1,170
Total Nextel platform	286	419	790	1,979	3,752

Equipment revenue	1,010	750	910	3,248	2,911
Total net operating revenues	8,275	8,042	7,920	32,334	30,301

Net Operating Expenses
Cost of services	2,210	2,256	2,291	9,034	8,907
Cost of products	2,993	2,391	2,631	9,905	8,057
Selling, general and administrative	2,436	2,277	2,330	9,290	9,070
Depreciation and amortization	1,391	1,377	1,070	6,128	4,425
Other, net	3	22	98	28	98
Total net operating expenses	9,033	8,323	8,420	34,385	30,557
Operating Loss	$(758)	$(281)	$(500)	$(2,051)	$(256)

Supplemental Revenue Data
Total retail service revenue	$7,130	$7,171	$6,936	$28,603	$27,129
Total service revenue	$7,265	$7,292	$7,010	$29,086	$27,390

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/12	9/30/12	12/31/11	12/31/12	12/31/11

Operating Loss	$(758)	$(281)	$(500)	$(2,051)	$(256)
Severance and lease exit costs (8)	(10)	22	25	196	25
Gains from asset dispositions and exchanges (9)	—	—	—	(29)	—
Asset impairments and abandonments (10)	13	—	73	31	73
Spectrum hosting contract termination, net (11)	—	—	—	(170)	—
Hurricane Sandy (14)	42	—	—	42	—
Depreciation and amortization	1,391	1,377	1,070	6,128	4,425
Adjusted OIBDA*	678	1,118	668	4,147	4,267
Capital expenditures (2)	1,786	1,376	774	4,884	2,416
Adjusted OIBDA* less Capex	$(1,108)	$(258)	$(106)	$(737)	$1,851
Adjusted OIBDA Margin*	9.3%	15.3%	9.5%	14.2%	15.6%

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q12	11

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/12	9/30/12	12/31/11	12/31/12	12/31/11
Net Operating Revenues
Voice	$385	$399	$475	$1,627	$1,915
Data	96	95	103	398	460
Internet	451	428	459	1,781	1,878
Other	17	17	17	75	73
Total net operating revenues	949	939	1,054	3,881	4,326

Net Operating Expenses
Cost of services and products	671	667	748	2,784	3,005
Selling, general and administrative	100	114	128	451	521
Depreciation	102	106	109	412	431
Other, net	5	—	9	(12)	9
Total net operating expenses	878	887	994	3,635	3,966
Operating Income	$71	$52	$60	$246	$360

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/12	9/30/12	12/31/11	12/31/12	12/31/11

Operating Income	$71	$52	$60	$246	$360
Severance and lease exit costs (8)	—	—	3	—	3
Asset impairments and abandonments (10)	5	—	6	5	6
Access costs (12)	—	—	—	(17)	—
Hurricane Sandy (14)	3	—	—	3	—
Depreciation	102	106	109	412	431
Adjusted OIBDA*	181	158	178	649	800
Capital expenditures (1)	58	60	34	242	158
Adjusted OIBDA* less Capex	$123	$98	$144	$407	$642
Adjusted OIBDA Margin*	19.1%	16.8%	16.9%	16.7%	18.5%

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q12	12

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Year to Date
	12/31/12	12/31/11
Operating Activities
Net loss	$(4,325)	$(2,890)
Depreciation and amortization	6,543	4,858
Provision for losses on accounts receivable	561	559
Share-based compensation expense	82	73
Deferred income taxes	209	231
Equity in losses of unconsolidated investments and other, net (6)	923	1,733
Contribution to pension plan	(108)	(136)
Spectrum hosting contract termination, net (11)	(170)	—
Other working capital changes, net	(802)	(877)
Other, net	86	140
Net cash provided by operating activities	2,999	3,691

Investing Activities
Capital expenditures (1)	(4,261)	(3,130)
Expenditures relating to FCC licenses	(198)	(258)
Reimbursements relating to FCC licenses (15)	—	135
Change in short-term investments, net	(1,699)	150
Investment in Clearwire	(228)	(331)
Other, net	11	(9)
Net cash used in investing activities	(6,375)	(3,443)

Financing Activities
Proceeds from debt and financings	9,176	4,000
Debt financing costs	(134)	(86)
Repayments of debt and capital lease obligations	(4,791)	(3,906)
Other, net	29	18
Net cash provided by financing activities	4,280	26

Net Increase in Cash and Cash Equivalents	904	274

Cash and Cash Equivalents, beginning of period	5,447	5,173

Cash and Cash Equivalents, end of period	$6,351	$5,447

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter Ended			Year To Date
	12/31/12	9/30/12	12/31/11	12/31/12	12/31/11

Net Cash Provided by Operating Activities	$216	$628	$1,089	$2,999	$3,691

Capital expenditures (1)	(1,477)	(1,073)	(909)	(4,261)	(3,130)
Expenditures relating to FCC licenses, net (15)	(46)	(45)	76	(198)	(123)
Other investing activities, net	(2)	3	1	11	(9)
Free Cash Flow*	(1,309)	(487)	257	(1,449)	429

Debt financing costs	(44)	(33)	(83)	(134)	(86)
Increase in debt and other, net	3,316	73	1,749	4,385	94
Investment in Clearwire	(100)	—	(331)	(228)	(331)
Other financing activities, net	8	14	4	29	18
Net Increase (Decrease) in Cash, Cash Equivalents and
Short-Term Investments	$1,871	$(433)	$1,596	$2,603	$124

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q12	13

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	12/31/12	12/31/11
Assets
Current assets
Cash and cash equivalents	$6,351	$5,447
Short-term investments	1,849	150
Accounts and notes receivable, net	3,658	3,206
Device and accessory inventory	1,200	913
Deferred tax assets	1	130
Prepaid expenses and other current assets	700	491
Total current assets	13,759	10,337

Investments and other assets	1,833	2,609
Property, plant and equipment, net	13,607	14,009
Goodwill	359	359
FCC licenses and other	20,677	20,453
Definite-lived intangible assets, net	1,335	1,616
Total	$51,570	$49,383

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$3,487	$2,348
Accrued expenses and other current liabilities	5,008	4,143
Current portion of long-term debt, financing and capital lease obligations	379	8
Total current liabilities	8,874	6,499

Long-term debt, financing and capital lease obligations	23,962	20,266
Deferred tax liabilities	7,047	6,986
Other liabilities	4,600	4,205
Total liabilities	44,483	37,956

Shareholders' equity
Common shares	6,019	5,992
Paid-in capital	47,016	46,716
Accumulated deficit	(44,815)	(40,489)
Accumulated other comprehensive loss	(1,133)	(792)
Total shareholders' equity	7,087	11,427
Total	$51,570	$49,383

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	12/31/12	12/31/11

Total Debt	$24,341	$20,274
Less: Cash and cash equivalents	(6,351)	(5,447)
Less: Short-term investments	(1,849)	(150)
Net Debt*	$16,141	$14,677

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q12	14

SCHEDULE OF DEBT (Unaudited)
(Millions)

			12/31/12
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Export Development Canada Facility (Tranche 2)	5.393%	12/15/2015	$500
6% Senior Notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior Notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior Notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed Notes due 2018	9.000%	11/15/2018	3,000
1% Convertible Bond due 2019	1.000%	10/15/2019	3,100
7% Guaranteed Notes due 2020	7.000%	03/01/2020	1,000
7% Senior Notes due 2020	7.000%	08/15/2020	1,500
11.5% Senior Notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
6% Senior Notes due 2022	6.000%	11/15/2022	2,280
Sprint Nextel Corporation			16,880

Sprint Capital Corporation
6.9% Senior Notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior Notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204

iPCS Inc.
First Lien Senior Secured Floating Rate Notes due 2013	2.438%	05/01/2013	300
Second Lien Senior Secured Floating Rate Notes due 2014	3.563%	05/01/2014	181
iPCS Inc.			481

EKN Secured Equipment Facility	2.030%	03/30/2017	296

Tower financing obligation	9.500%	01/15/2030	698
Capital lease obligations and other		2014 - 2022	74
TOTAL PRINCIPAL			24,633

Beneficial conversion feature on convertible bond			(247)
Net discounts			(45)
TOTAL DEBT			$24,341
Supplemental information:
The Company had $1.3 billion of borrowing capacity available under our revolving bank credit facility as of December 31, 2012. Our revolving bank credit facility expires in October 2013.
In May 2012, certain of our subsidiaries entered into a $1.0 billion secured equipment credit facility to finance equipment-related purchases for Network Vision. The facility is equally divided into two consecutive tranches of $500 million, with the drawdown availability contingent upon Sprint's acquisition of equipment-related purchases from Ericsson, up to the maximum of each tranche, ending on May 31, 2013 and May 31, 2014, for the first and second tranche, respectively. Interest and principal are payable semi-annually with a final maturity of March 2017 for both tranches.
*This table excludes (i) our revolving bank credit facility, which will mature in 2013 and has no outstanding balance, (ii) $925 million in letters of credit under our revolving bank credit facility, (iii) any undrawn, available credit under our secured equipment credit facility, which will mature in 2017, and (iv) all capital leases and other financing obligations.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q12	15

SPRINT NEXTEL CORPORATION

Notes to the Financial Information (Unaudited)

(1) Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures includes total capitalized interest of $9 million, $52 million and $278 million for the fourth and third quarters and year-to-date periods of 2012, respectively, and $109 million and $413 million for the fourth quarter and year-to-date periods of 2011, and can be found in the Condensed Consolidated Cash Flow Information and the Reconciliation to Free Cash Flow*.
(2) Postpaid subscribers on the Sprint platform are defined as retail postpaid subscribers on the CDMA network, including subscribers with PowerSource devices, and those utilizing WiMax and LTE technology. Postpaid subscribers on the Nextel platform are defined as retail postpaid subscribers on the iDEN network.
(3) Prepaid subscribers on the Sprint platform are defined as retail prepaid subscribers and session-based tablet users who utilize CDMA and WiMax technology via our multi-brand offerings. Prepaid subscribers on the Nextel platform are defined as retail prepaid subscribers who utilize iDEN technology.
(4) Nextel Subscriber Recaptures are defined as the number of subscribers that deactivated service from the postpaid or prepaid Nextel platform, as applicable, during each period but remained with the Company as subscribers on the postpaid or prepaid Sprint platform, respectively. Subscribers that deactivate service from the Nextel platform and activate service on the Sprint platform are included in the Sprint platform net additions for the applicable period.
(5) The Postpaid and Prepaid Nextel Recapture Rates are defined as the portion of total subscribers that left the postpaid or prepaid Nextel platform, as applicable, during the period and were retained on the postpaid or prepaid Sprint platform, respectively.
(6) The second quarter of 2012 includes a non-cash impairment of $204 million to reflect a reduction of our investment in Clearwire to its estimated fair value at June 30, 2012. The fourth quarter of 2011 includes a non-cash impairment of $135 million to reflect a reduction of our investment in Clearwire to its estimated fair value at December 31, 2011, and a dilution loss of approximately $27 million associated with the fourth quarter reduction of Sprint's economic interest from 53.5% to 51.5% as a result of Clearwire's fourth quarter 2011 equity offering.
(7) Results include pre-tax, non-cash "Equity in losses of unconsolidated investments and other, net" of $140 million ($.05 per share), $112 million ($.04 per share) and $923 million ($.31 per share) in the fourth and third quarters and year-to-date periods of 2012, respectively, and $472 million ($.16 per share) and $1.7 billion ($.58 per share) in the fourth quarter and year-to-date periods of 2011.
(8) For the fourth and third quarters and year-to-date periods of 2012, lease exit costs are primarily associated with taking Nextel platform sites off air. For the fourth quarter and year-to-date periods of 2011, severance and exit costs are primarily related to work force reductions, lease termination charges, and organizational realignment initiatives.
(9) For the year-to-date period of 2012, gains from asset dispositions and exchanges are primarily due to spectrum exchange transactions.
(10) For the year-to-date period of 2012, asset impairments and abandonments include $18 million related to a change in our backhaul architecture in connection to our Network Vision design from microwave to a more cost effective fiber backhaul. The remaining 2012 activity of $18 million, as well as the year-to-date 2011 activity of $78 million, is primarily related to network asset equipment in our Wireless segment, no longer necessary for management's strategic plans.
(11) On March 16, 2012, we elected to terminate the arrangement with LightSquared LP and LightSquared, Inc. (LightSquared). As we have no future service obligations with respect to the arrangement with LightSquared, we recognized $236 million of the advanced payments as other operating income in the first quarter of 2012. As a result of the termination of the hosting agreement, we impaired capitalized costs specific to LightSquared's 1.6 GHz spectrum that the company no longer intends to deploy which totaled $66 million.
(12) Favorable developments during the first quarter of 2012 relating to disagreements with local exchange carriers resulted in a reduction in expected access costs of $17 million.
(13) For the fourth quarter and year-to-date periods of 2012, included in selling, general and administrative expenses are fees paid to unrelated parties necessary for the proposed transactions with SoftBank and our acquisition of Clearwire.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q12	16

(14) Hurricane Sandy charges for the fourth quarter and year-to-date periods of 2012, represent estimated hurricane-related charges of $45 million, consisting of customer credits, incremental roaming costs, network repairs and replacements.
(15) $135 million in reimbursements were received in the fourth quarter of 2011 from the mobile satellite service (MSS) entrants for their pro rata share of our costs of clearing a portion of the 1.9 GHz spectrum related to spectrum reconfiguration under the FCC's Report and Order.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation and amortization. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments during the period. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to network performance, subscriber growth, and liquidity, and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q12	17

forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, development and deployment of new technologies; efficiencies and cost savings of multimode technologies; customer and network usage; customer growth and retention; service, coverage and quality; availability of devices; the timing of various events and the economic environment. Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint Nextel undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the quarter ended September 30, 2012, which are filed with the U.S. Securities and Exchange Commission and are incorporated herein by reference and when filed Part I, Item IA “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2012. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Clearwire's fourth quarter 2012 results from operations have not yet been finalized. As a result, the amount reflected for Sprint's share of Clearwire's results of operations for the quarter and year-to-date ended December 31, 2012, is an estimate and, based upon the finalization of Clearwire's results, may need to be revised if our estimate materially differs from Clearwire's actual results. Changes in our estimate, if any, would affect the carrying value of our investment in Clearwire, net loss, basic and diluted net loss per common share, and comprehensive loss but would have no effect on Sprint's operating income, OIBDA*, Adjusted OIBDA* or consolidated statement of cash flows.

iPad and iPad mini are trademarks of Apple, Inc. LTE is a trademark of ETSI. Other marks are the property of their respective owners.

THE SPRINT QUARTERLY INVESTOR UPDATE- 4Q12	18